Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

Filed by the Registrant (x)
Filed by a Party other than the Registrant ( )
Check the appropriate box:
( )   Preliminary Proxy Statement
( ) Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
(x)   Definitive Proxy Statement
( )   Definitive Additional Materials
( )   Soliciting Material pursuant to Section 240.14a-11(c) or Section
      240.14a-12

                           ETS International, Inc.
              (Name of Registrant as Specified in its Charter)
                     John C. Mycock, Corporate Secretary

  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
                                     N/A
Payment of Filing Fee (Check the appropriate box):
(x)   No fee required
( )   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
      0-11.
      (1)   Title of each class of securities to which transaction applies:
      (2)   Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
      (4)   Proposed maximum aggregate value of transaction:
      (5)   Total Fee Paid:
( )   Fee paid previously with preliminary materials
( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      (1)   Amount Previously Paid:
      (2)   Form, Schedule or Registration Statement No.:
      (3)   Filing Party:
      (4)   Date Filed:

                             September 29, 1997





Dear Fellow Shareholder:

      The Fiscal 1998 Annual Shareholders' Meeting of ETS International, Inc. ("ETSI" or the "Company") will be held at 10:00 a.m, local time, on Friday, October 24, 1997, at ETSI headquarters, 1401 Municipal Road, NW, Roanoke, Virginia 14012. Enclosed you will find formal Notice of Annual Meeting, Proxy and Proxy Statement, detailing the matters which will be acted upon. Directors and Officers of the Company will be present to help host the meeting and to respond to any questions from our shareholders. I hope you will be able to attend.

      Please remove the Proxy attached as the last two pages of the Proxy Statement and sign, date and return the Proxy without delay in the enclosed envelope. If you attend the Meeting, you may vote in person even if you have previously mailed a Proxy by withdrawing your Proxy vote at the meeting.

      The Company's Board of Directors believes that a favorable vote for each matter described in the attached Notice of Annual Meeting and Proxy Statement is in the best interest of the Company and its shareholders and unanimously recommends a vote "FOR" each such matter. Accordingly, we urge you to review the accompanying material carefully and to return the enclosed Proxy promptly.

      Thank you for your investment and continued interest in ETS
International, Inc.

                                    Sincerely,


                                    s/John D. McKenna
                                    John D. McKenna, Ph.D.
                                    President and Chairman of the Board
                                      of Directors

            NOTICE OF FISCAL 1998 ANNUAL MEETING OF SHAREHOLDERS


      TO THE SHAREHOLDERS OF ETS INTERNATIONAL, INC.:

      NOTICE is hereby given that the Fiscal 1998 Annual Meeting of Shareholders (the "Meeting") of ETS International, Inc. ("ETSI") will be held at the ETSI headquarters, 1401 Municipal Road, NW, Roanoke, Virginia 24012 on Friday, October 24, 1997, at 10:00 a.m., local time, for the following purposes:

1.     Election of Directors for the ensuing year.

2.    Approval of the appointment of independent auditors for Fiscal Year
      1998.

3.    Approval of 1997 Nonstatutory Stock Option Plan.

4. Transaction of such other business as may properly come before the Meeting, or any adjournments thereof.

      Only shareholders of record at the close of business on September 29, 1997 are entitled to notice of and to vote at the Meeting or any adjournments thereof.

      Your attention is directed to the Proxy Statement accompanying this notice for a more complete statement regarding matters proposed to be acted upon at the Meeting.

      TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY, FOR WHICH A RETURN ENVELOPE IS PROVIDED. YOUR PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS EXERCISE.

                                    BY ORDER OF THE BOARD OF DIRECTORS


                                    s/John C. Mycock
                                    John C. Mycock
                                    Secretary to the Board of Directors

                                    September 29, 1997

                               PROXY STATEMENT

               FOR FISCAL 1998 ANNUAL MEETING OF SHAREHOLDERS

ETS INTERNATIONAL, INC.
1401 Municipal Road, NW
Roanoke, Virginia
USA 24012-1309

      Solicitation of the enclosed Fiscal 1998 proxy is made by and on behalf of the Board of Directors (the "Board of Directors") of ETS International, Inc. ("ETSI" or the "Company") to be used at the Fiscal 1998 Annual Meeting of Shareholders to be held at ETSI headquarters, 1401 Municipal Road, NW, Roanoke, Virginia 24012 on Friday, October 24, 1997, at 10:00 a.m., local time, and at any adjournments thereof. The date on which this Proxy Statement and the accompanying Proxy are first being mailed is September 29, 1997.

      The cost of the solicitation of proxies will be borne by the Company. Solicitations will be made only by use of the mails, except that, if necessary, officers, directors and regular employees of ETSI, or its subsidiaries, ETS, Inc. ("ETS"), ETS Analytical Services, Inc. ("ETSAS") and ETS Water and Waste Management, Inc. ("ETSW"), may solicit proxies by telephone, telegram, facsimile or by personal contact. It is contemplated that brokerage houses and nominees may be requested to forward proxy solicitation materials to the beneficial owners of the stock held of record by such persons; and ETSI may reimburse them for their charges and expenses in this connection.

      All properly executed proxies delivered pursuant to this solicitation will be voted at the Annual Meeting in accordance with the instructions thereupon, or, in the absence of such instructions, in accordance with the Board of Director's recommendations. Any person signing and mailing the enclosed proxy may, nevertheless, revoke the proxy at any time prior to the actual voting thereof by attending the Annual Meeting and voting in person, by providing written notice of revocation of the proxy or by submitting a signed proxy bearing a later date. Any written notice of revocation should be sent to the attention of the Secretary of the Board at the address above.

      A copy of the Company's Annual Report to Shareholders is being mailed concurrently with this Proxy Statement, but should not be considered proxy solicitation material.

      ETSI has only one class of shares outstanding. The Company has fixed the close of business on September 29, 1997 as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. As of July 31, 1997, there were outstanding 14,539,453 shares of common stock, without par value ("Shares of Common Stock"), each share entitled to one vote on each matter to be voted on at the Annual Meeting. The holders of a majority of shares entitled to vote and represented in person or by proxy at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. In general, Shares of Common Stock represented by a properly signed and returned proxy will be counted as shares present and entitled to vote at the Meeting for purposed of determining a quorum, without regard to whether the proxy reflects abstentions (or is left blank) or reflects a broker non-vote on a matter (i.e., a proxy returned by a broker because voting instructions have not been received and the broker has no discretionary authority to vote). Holders of Shares of Common Stock are not entitled to cumulative voting rights.

      If a quorum is established, directors will be elected by a plurality of the votes cast by shares entitled to vote at the Annual Meeting. Approval of each of the other proposals requires the affirmative vote, at a meeting at which a quorum is present, of a majority of the votes cast by the shares that are entitled to votes. Votes that are withheld and broker shares that not voted in the election of directors and/or in connection with the other proposals will not be included in determining the number of votes cast.

                              VOTING SECURITIES

                      Security Ownership of Management
                        and Certain Beneficial Owners

      As of July 31, 1997, there were 14,539,453 Shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each Share of Common Stock is entitled to one vote on each of the matters to be voted on at the Annual Meeting. The following table sets forth, as of July 31, 1997, the beneficial ownership of (i) each current director; (ii) each executive officer; (iii) the executive officers and directors as a group; and (iv) each shareholder known to management of the Company to own beneficially more than 5% of the outstanding Common Stock. Unless otherwise indicated, the Company believes that the beneficial owner set forth in the table has sole voting and investment power.


     Name of                        Amount and Nature        Percent
  Beneficial Owner               of Beneficial Ownership      Class
Dr. John D. McKenna (2)              1,321,700 (1)(3)          8.9%
  1401 Municipal Road, NW
  Roanoke, VA 24012
John C. Mycock (2)                     546,450 (1)(4)          3.7%
  1401 Municipal Road, NW
  Roanoke, VA 24012
Coleman S. Lyttle (2)                1,176,334 (1)(5)(13)      8.0%
  2210 Belt Boulevard
  Richmond, VA 23224
Navin D. Sheth (2)                     652,208 (1)(6)          4.4%
  2210 Belt Boulevard
  Richmond, VA 23224
David F. Tompkins (2)                  161,200 (1)(7)          1.1%
  1401 Municipal Road, NW
  Roanoke, VA 24012
Arthur B. Nunn (2)                     263,000 (1)(8)          1.8%
  1401 Municipal Road, NW
  Roanoke, VA 24012
Thomas W. Marmon                     1,958,417 (9)(12)        13.3%
  4390 Airwest Drive, SE
  Grand Rapids, MI 49512
Lee A. Raver                           773,800 (10)            5.2%
  1788 Hungary Road
  Richmond, VA 23228
Roberta Greiner                      1,077,900                 7.4%
  5515 Village Drive
  Roanoke, VA 24014
Dr. Allen Kahn                       1,940,668 (11)           13.0%
  2125 Evans Road
  Flossmore, IL 60422

Directors and Executives
  Officers as a group (8 persons)    6,853,109 (14)           42.3%

(1) Pursuant to the rules of the Securities and Exchange Commission, shares of Common Stock which are not outstanding but which a person has the right to acquire within 60 days of July 31, 1997 are considered as shares outstanding for purposes of computing the percentage of Shares of Common Stock owned by such person, but such shares are not deemed outstanding for the purposes of computing the percentage of Shares of Common Stock owned by any other person

(2)   An executive officer of the Company.

(3) Includes 260,000 shares issuable upon the exercise of options as follows: 100,000 shares pursuant to the 1992 Nonstatutory Option Plan, 60,000 shares pursuant to the 1994 Nonstatutory Option Plan and 100,000 shares pursuant to the 1995 Nonstatutory Option Plan.

(4) Includes 210,000 shares issuable upon the exercise of options as follows: 60,000 shares pursuant to the 1992 Nonstatutory Option Plan, 50,000 shares pursuant to the 1994 Nonstatutory Option Plan and 100,000 shares pursuant to the 1995 Nonstatutory Option Plan.

(5) Includes 120,000 shares issuable upon the exercise of options as follows: 20,000 shares pursuant to the 1994 Nonstatutory Option Plan and 100,000 shares pursuant to the 1995 Nonstatutory Option Plan.

(6) Includes 120,000 shares issuable upon the exercise of options as follows: 20,000 shares pursuant to the 1994 Nonstatutory Option Plan and 100,000 shares pursuant to the 1995 Nonstatutory Option Plan.

(7) Includes 160,000 shares issuable upon the exercise of options as follows: 40,000 shares pursuant to the 1992 Incentive Stock Option Plan, 20,000 shares pursuant to the 1994 Nonstatutory Option Plan and 100,000 shares pursuant to the 1995 Nonstatutory Option Plan.

(8) Includes 150,000 shares issuable upon the exercise of options as follows: 150,000 shares pursuant to the 1994 Nonstatutory Option Plan.

(9) Includes 153,350 shares issuable upon the exercise of options and warrants as follows: 20,000 shares pursuant to the 1994 Nonstatutory Option Plan, 100,000 shares pursuant to the 1995 Nonstatutory Option Plan and 33,350 shares pursuant to warrants.

(10) Includes 470,000 shares issuable upon the exercise of options as follows: 350,000 shares pursuant to options issued in July 1993, 20,000 shares pursuant to the 1994 Nonstatutory Option Plan and 100,000 shares pursuant to the 1995 Nonstatutory Option Plan.

(11)  Includes 343,667 shares issuable upon the exercise of warrants.

(12)  Includes shares registered in the name of Thomas W. Marmon Trust.

(13) Does not include shares in the name of the Estate of Stamie E. Lyttle, of which Coleman Lyttle is executor, and certain trust created thereby of which he is trustee. Mr. Lyttle is not a beneficiary of the estate or the beneficial owner of Shares of Common Stock owned by the estate or by any such trust.

(14) Includes 1,643,350 shares issuable upon the exercise of options and warrants.

                           EXECUTIVE COMPENSATION
                           ----------------------

                         Summary Compensation Table

      Unless the context otherwise requires, the term the "Company" as used in connection with executive compensation refers to ETSI and its wholly owned operating subsidiaries, ETS, ETSAS and ETSW. All employees are paid cash compensation by the various subsidiaries and not by ETSI. The following table provides information as to annual and other compensation paid by the Company to its Chief Executive Officer and to each of the other named executive officers of the Company who earned in excess of $100,000 per year for services rendered in all capacities to the Company and/or its subsidiaries.

                                           Annual
                                         Compensation
                                         ------------
Name and                                                      Awards
Principal Position            Year        Salary ($)       Options/SARs
------------------            ----        ----------       ------------
John D. McKenna,              1997           79,333           140,000
President and                 1996           93,783                 0
Chairman of the Board         1995          100,301            20,000
of ETSI

Coleman S. Lyttle,            1997          115,337           100,000
President of                  1996          150,943                 0
ETSW and a                    1995          127,603            20,000
Director of ETSI

                      Option Grants in Last Fiscal Year

      The following table provides information as to options granted to the named executive officers during Fiscal 1997.


                                                                 Individual Grants                  Potential Realized
                                                                 -----------------                 Value(1) at Assumed
                                       % of Total                                                     Annual Rates of
                        Number of       Options                       Market                            Stock Price
                        Securities     Granted to      Exercise      Price on                         Appreciation for
                        Underlying     Employees        or Base       Date of                           Option Term
                         Options       in Fiscal         Price         Grant       Expiration         ----------------
Name                    Granted(#)        Year       ($/Share) (2)   ($/Share)        Date            5%($)     10%($)
-----------------       ----------        ----       -------------   ---------        ----            ------    ------
John D. McKenna           40,000         2.3%             0.75         0.75     July 24, 2001         38,288    48,315
                         100,000         5.8%             0.75         0.75     February 4, 2002      95,721   120,788

Coleman S. Lyttle        100,000         5.8%             0.75         0.75     February 4, 2002      95,721   120,788
-----------------------

(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. Additionally, these values do not take into consideration the provisions of the options providing for nontransferability or termination of the options following termination of employment. The Company did not use an alternative formula for a grant date valuation, as it is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

(2) The exercise price of the options granted is equal to the closing sales price of the Company's common stock on the American Stock Exchange Emerging Company Marketplace on the date of grant. Options generally expire five years from the date of grant.

             Board of Directors Report on Executive Compensation

      The compensation of the Company's executive officers and key managers ("executives") is reviewed and approved annually by the Board of Directors. In addition to reviewing and approving executive officers' salary and bonus arrangements, the Board of Directors establishes policies and guidelines for other benefits and administers the awards of stock options pursuant to the Company's stock option plans.

      General. Compensation of the Company's executives is intended to attract, retain and award persons who are essential to the corporate enterprise. The fundamental policy of the Company's executive compensation program is to offer competitive compensation to executives that appropriately rewards the individual executive's contribution to corporate performance.
The Board of Directors utilizes subjective criteria for evaluation of individual performance and relies substantially on its key managers in doing so. The Board focuses on two primary components of the Company's executive compensation program, each of which is intended to reflect individual and corporate performance: base salary compensation and long-term incentive compensation.

      Base Salary Compensation. Executives' base salaries are determined primarily by reference to compensation packages for similarly situated executives of companies of similar size or in comparable lines of business with whom the Company expects to compete for executive talent. The Board also assesses subjective qualitative factors to discern a particular executive's relative value to the corporate enterprise in establishing base salaries. Each year, base salaries of executives are increased by the increases in an average of local and national cost of living indexes. In fiscal 1997, each executive accepted decreases in salary as a result of the operational losses. The Board awards year-end bonuses to executives, but only in the event the Company is profitable. The total of all bonuses generally is based on the Company's overall economic performance. Relative bonuses are awarded pursuant to the Board's subjective analysis of each executive's performance. No bonuses were paid in fiscal 1997.

      Long Term Incentive Compensation. It is the Board's philosophy that significant stock ownership by management creates a powerful incentive for executives to build long-term shareholder value. Accordingly, the Board believes that an integral component of executive compensation is the award of equity-based compensation, which is intended to align executives' long-term interests with those of the Company's shareholders. Awards of stock options to executives have historically been at then-current market prices and, in keeping with the Company's objective to link pay with corporate loyalty, generally vest over a period of one to five years. The Board believes that option grants should be considered on an annual basis. In general, a fixed minimum option grant is awarded to all executives and additional grants may be awarded from time to time consistent with the relative pay levels of the executives.

      CEO John McKenna's Compensation. In reviewing and approving Dr. McKenna's fiscal 1997 compensation, the Board of Directors considered the same criteria detailed herein with respect to executives in general. Dr. McKenna's base salary for fiscal 1997 (effective December 1, 1996) was established at $100,726, which is below the midpoint of base compensation for CEO's of comparable companies. This amount represented a 3% cost of living increase over the base salary which was awarded to Dr. McKenna in fiscal 1996. The actual salary paid to Dr. McKenna was less due to the executive salary decreases mentioned above.

             Submitted by the Board of Directors of the Company:
     John D. McKenna, John C. Mycock, Coleman S. Lyttle, Navin D. Sheth,
      David F. Tompkins, Thomas W. Marmon, Lee A. Raver, Arthur B. Nunn

         Compensation Committee Interlocks and Insider Participation

      The Board of Directors makes decisions regarding compensation of executive officers. Directors McKenna, Mycock, Lyttle, Sheth and Tompkins are also executive officers of the Company and participate in deliberations of the Company's Board of Directors concerning executive compensation.

                      Board of Directors And Committees

      Audit Committee. The Audit Committee makes recommendations to the Board of Directors with respect to the Company's financial statements and the appointment of independent auditors, reviews significant audit and accounting policies and practices, meets with the Company's independent public accountants concerning, among other things, the scope of audits and reports, and reviews the performance of the overall accounting and financial controls of the Company. Members of the Audit Committee are John D. McKenna, John C. Mycock and Lee A. Raver.

      The Board of Directors does not have a standing compensation committee and responsibility for reviewing and approving the salaries, bonuses and other compensation and benefits of executive officers, reviewing and advising management regarding benefits and other terms and conditions of compensation of management and administering the Company's stock option plans are the responsibility of the Board of Directors.

      The Board of Directors does not have a standing nominating committee. Nominations for election to the Board of Directors may be made by the Board of Directors, or by any shareholder entitled to vote for the election of directors. Nominations made by shareholders must be made by written notice received by the Secretary of the Company by July 31 of the year preceding the annual meeting or within ten days of the date on which notice of a special meeting for the election of directors is first given to shareholders.

      The Board of Directors meets regularly on a quarterly basis. Special meetings are held from time to time to consider matters for which approval of the Board of Directors is desirable or required by law. Four meetings of the Board of Directors were held during fiscal 1997. The Audit Committee meet three times in fiscal 1997. Each incumbent director had an attendance record of 75% or greater at meetings, including meetings of the Audit Committee.

                          Remuneration of Directors

      Outside directors do not received any fees for attending meetings of the Board, but are reimbursed for their out-of-pocket expenses in connection therewith. Directors are entitled to receive the base level of stock options awarded to executives.

                              Performance Graph

      The following graph compares the yearly percentage change and the cumulative total of shareholder return on the Company's common stock with the cumulative return on the index of companies which are trading on the Emerging Company Marketplace of the American Stock Exchange and the service sub-index of the American Stock Exchange (discontinued in 1996) for the five-year period commencing May 31, 1993 and ending on May 31, 1997. These comparisons assume the investment of $100 in the Company's common stock and in each of the indices on May 31, 1993 and the reinvestment of dividends.


                            5/31/93  5/31/94  5/31/95  5/31/96  5/31/97
ETS International, Inc.      $ 100    $  97    $ 109    $ 158    $  88
AMEX Market Value Index      $ 100    $ 101    $ 113    $ 137    $ 135
AMEX Service Sub-Index       $ 100    $ 101    $ 114    $ 126       NA


(PERFORMANCE GRAPH APPEARS HERE)


                        TRANSACTIONS WITH MANAGEMENT

      ETSI occupies approximately 45,000 square feet of office and laboratory space in a modern commercial building in Roanoke, Virginia, under lease agreements of its subsidiaries, ETS and ETSAS, effective as of February 1, 1991, which expire on December 31, 2000, from PDJ Associates, a partnership in which John D. McKenna, President and Chairman of the Board of ETSI, and Roberta Greiner, widow of Gary P. Greiner, a former officer and director of ETSI, are partners. ETSI believes that the leases with PDJ Associates are on terms as favorable as those which would have been available from a non-affiliated third party.

      On June 1, 1994, ETSW entered into a lease of its premises which are owned by the Estate of Stamie E. Lyttle, of which Coleman S. Lyttle, a director of the Company is executor, at $10,500 per month for two years. On June 1, 1997, the lease was renewed for a one-year term with three one-year renewal options. Rent expense under these operating leases approximated $417,000, $405,000 and $399,000 for fiscal 1997, 1996 and 1995, respectively.

      The Company has other accounts receivable consisting primarily of advances to officers, directors and other employees, including Mr. McKenna, President and Chairman of the Board of ETSI. At May 31, 1997, the aggregate amount of advances to all parties was $91,381.

      The Company has notes receivable from officers of $408,846 and $391,799 as of May 31, 1997 and 1996, respectively. The notes bear interest at six percent. As of May 31, 1997, $64,694 is due on demand and $344,152, which includes notes payable to Coleman S. Lyttle, President of ETSW and a director of ETSI, and Navin D. Sheth, Executive Vice President of ETSW and a director of ETSI, is due in July 1998.

      The Company has notes payable to affiliates of $490,617 and $348,625 as of May 31, 1997 and 1996, respectively. These affiliates include Mr. Sheth, family members of Mr. Lyttle and the Estate of Stamie S. Lyttle. The balance at May 31, 1997 includes $289,159 classified as current. The remaining balance of $201,458 is due in fiscal 1999. The notes bear interest at rates between six and twenty percent.

      In March 1997, the Company borrowed $2,000,000 from Thomas W. Marmon, a director and shareholder of ETSI. The note is due March 17, 1999; however, Mr. Marmon has the option to accelerate the entire principal and interest owed and demand payment in full upon sixty days notice. The note bears interest at fifteen percent, which is payable monthly. The Company may borrow an additional $500,000 from Mr. Marmon at his discretion upon review of the Company's financial condition and the value of the collateral. The note is collateralized by accounts receivable, inventories and property and equipment. At May 31, 1996, the Company had a note payable to Mr. Marmon of $600,000, which was paid in full during fiscal 1997.


PROPOSAL NO. 1 - ELECTION OF DIRECTORS

      The Directors elected at the Annual Meeting will serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified. The Board of Directors of ETSI has nominated John D. McKenna, John C. Mycock, Coleman S. Lyttle, Navin D. Sheth, David F. Tompkins, Thomas
W. Marmon, Lee A. Raver and Arthur B. Nunn to serve as directors of the Company for fiscal 1998. All nominees currently are members of the Board of Directors.

      JOHN D. MCKENNA (age 57) has been President of the ETSI since 1988, and serves as Chief Executive Officer of ETS, ETSAS and ETSW. He was President of ETS from 1978 to 1991 and has been a Director of ETS since its incorporation in 1973. Dr. McKenna received his B.S. in Chemical Engineering from Manhattan College in 1961. He received his M.S. in Chemical Engineering from the New Jersey Institute of Technology in 1968 and his M.B.A. from Rider University in 1974. In 1991, Dr. McKenna received his Ph.D. from Walden University, Minneapolis, MN. Dr. McKenna's expertise in air and water pollution control applications includes economic evaluation applications, pilot plant and full scale studies of alternative pollution control techniques. He has written two textbooks on air pollution technology and has authored or coauthored 31 publications on the subject of air pollution control. On May 1, 1992, Dr. McKenna was chosen by the Centennial Committee to Select Outstanding Engineering Graduates of Manhattan College of Engineering as one of Manhattan College's Outstanding Engineering Graduates. He is a member of the Tau Beta Pi, the National Honor Society of Engineering; the National Association of Environmental Professionals; and is listed in Who's Who in Engineering, Environmental Registry, Finance and Industry, the World and Science and Engineering. He is past Chairman of the State of Virginia Advisory Board on Air Pollution.

      JOHN C. MYCOCK (age 58) has been Secretary/Treasurer and Director of ETSI since 1988 and serves as Secretary/Treasurer of ETS and Secretary of ETSAS. He has been an Officer and Director of ETS since 1979. He has more than twenty years experience in the field of air pollution control. Mr. Mycock currently is responsible for all pre-contract sales and marketing activities of ETS. He has been involved in start-up and testing of scrubbers, precipitators and fabric filters. His experience has been heavily oriented to utility boiler control systems for both particulate and sulfur oxide emissions. He is the author of the handbook of air pollution control engineering and technology and the author or coauthor of fifteen publications, primarily on the subject of fabric filters and baghouses. Mr. Mycock attended Mercer County Junior College and Trenton State College.

      COLEMAN S. LYTTLE (age 44) has served as President of ETSW since June
1994.   From 1982 to 1994, he was President of Stamie E. Lyttle Company, Inc.
and Lyttle Utilities, Inc. From 1975 to 1982, he was Senior Estimator and Project Manager of Stamie E. Lyttle Company, Inc. Mr. Lyttle received his B.S. in Business Administration from Virginia Polytechnic and State University in 1975.

      NAVIN D. SHETH (age 51) has served as Executive Vice-President of ETSW since June 1994 and, since May 1996, also served as Chief Operating Officer. From 1972 to May 1994, he was associated with Stamie E. Lyttle Company, Inc. in the following capacities: from 1982 to 1994 - Vice President-Finance; from 1979 to 1982 - Controller; from 1972 to 1979 - Operations Analyst. Mr. Sheth was Assistant Professor, Virginia College, Lynchburg, Virginia, from 1971 to 1972. He received his B.S. in Chemistry in 1967 from Bombay University and his MBA in 1971 from Atlanta University, Atlanta, Georgia.

      DAVID F. TOMPKINS (age 49) has been President of ETSAS since its formation in 1990. From 1978 to 1990, he was employed by Centec Analytical Services, Inc., of which he served as President from 1985. In his positions with ETSAS and, previously with Centec, he has been responsible for technical administration of the Inorganic Analytical section, as well as strategy, policy and financial planning and control of business operations. Mr. Tompkins received his B.S. in Geology from Kent State University in 1971; his B.A. in Chemistry from Kent State University in 1973 and his M.Ad. in Business Management from Lynchburg College in 1985. He was appointed a Director of the Company in 1992. He holds a patent and was the recipient of an IR 100 Award in 1984 for a PCB Field Test Kit of which he was a co-inventor.

      THOMAS W. MARMON (age 65), a retired businessman, became a Director of ETSI in 1992. He has, since 1990, served as a Director of Ceres, Inc., an
incentive motivation company.   From 1989 to 1991, he was a Director of
Western Canada Water, Vancouver, B.C., a bottled water company. From 1971 to 1987, he was a partner in Darmon, and from 1973 to 1984, he was President and a principal stockholder of Forest View Psychiatric Hospital, a provider of inpatient and outpatient psychiatric services. From 1981 to 1987, he was President and a principal stockholder of Comus, Inc., a consumer electronic manufacturer and distributor. The assets of these Grand Rapids, Michigan-based businesses were sold upon the retirement of the principals from active participation.

      LEE A. RAVER (age 55) has served as a Director of ETSI since its incorporation in 1987. His educational background includes a B.S. degree in Business Administration from the University of Tennessee in 1966. For the past fifteen years, Mr. Raver has acted principally as a venture capitalist and private investor in multi-family real estate and emerging growth companies. He presently is President of Raver Realty, Inc., a real estate brokage firm located in Richmond, VA, and a director of Claycomb Press, Inc., a private publishing company located in Chevy Chase, Maryland.

      ARTHUR B. NUNN (age 45), President of ETS, served as President of Air Compliance, Inc. until the acquisition of its assets by ETS in April, 1995. From 1981 to 1991, he was Vice President of Scott Environmental Technology, Inc.; from 1978 to 1981, Department Manager, Environmental Engineering Division of TRW, Inc.; from 1977 to 1978, Monitoring Engineer for the Fairfax County Air Pollution Control Board; and from 1976 to 1977, Regional Chemist, Northern Virginia for the Virginia State Air Pollution Control Board. Mr. Nunn served in the Air Force from 1975 to 1976. His experience in the field of air pollution control includes consulting, modeling, engineering, permitting, regulatory development, sampling, analysis and impact evaluation. He is the author of numerous articles in the field of air toxics management and monitoring. Mr. Nunn received his B.S. in Chemistry from the Virginia Military Institute in 1975 and his M.S. in Environmental Science from George Washington University in 1978.

      It is the intention of the persons named as proxies in the accompanying proxy, unless instructed otherwise, to vote for the persons nominated by the Board. If any nominee should become unavailable to serve, the proxy may be voted for the election of such substitute nominee as may be designated by the Board. The Board has no reason to believe that any of the nominees will be unable to serve if elected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE ABOVE-NAMED
NOMINEES.


PROPOSAL NO. 2 - APPROVING THE APPOINTMENT OF KPMG PEAT MARWICK LLP INDEPENDENT AUDITORS FOR FISCAL 1998

      The Board of Directors appointed KPMG Peat Marwick LLP as independent public accountant to audit the financial statements for fiscal 1998 and has determined that it would be desirable to request that the shareholders approve such appointment. Shareholder approval is not required for the appointment of KPMG Peat Marwick LLP since the Board of Directors has the responsibility for selecting auditors. However, the appointment is being submitted for the approval at the Annual Meeting. No determination has been made as to what action the Board would take if shareholders do not approve the appointment.

      A representative of KPMG Peat Marwick LLP is expected to attend the Annual Meeting with the opportunity to make a statement and/or respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS.

PROPOSAL NO. 3 - APPROVAL OF 1997 NONSTATUTORY STOCK OPTION PLAN

      The Company has adopted, subject to shareholder approval, a 1997 Nonstatutory Stock Option Plan (the "Plan"). The Plan is applicable to not more than 2,000,000 shares of Company common stock. The text of the Plan is attached to this Proxy Statement as Exhibit A. The description of the Plan set forth below is qualified in its entirety by reference to Exhibit A.

      Under the proposed Plan, the Company may grant stock options ("Options") to such employees, officers, directors and consultants of the Company as may be selected from time to time by the Board of Directors (the "Board") in its discretion. The Options do not meet the terms of Section 422A of the Internal Revenue Code and therefore result in taxable income to the recipient at the time of exercise to the extent of the difference between the exercise price and the fair market value of the stock at the time of exercise. The Company will be entitled to a federal income tax deduction on the transfer of stock to an optionee pursuant to the exercise of an Option, if certain federal income tax withholding requirements are met. The amount of the deduction will equal the annual compensation income recognized by the optionee.

      The exercise price under each Option will be established by the Board, and may be more than, equal to, or less than the market price of the shares of Company common stock on the date of grant. The exercise period of each Option is determined by the Board at the time of the grant, but cannot be more than ten years from the date of grant.

      If an optionee is an employee and his employment terminates for any reason other than death or for "cause," the optionee must exercise the Option within thirty days after the date of termination of employment (unless a longer period not in excess of three months is allowed by the Board). If such termination of employment is involuntary on the part of the optionee, he must exercise his Option within three months after the date of termination of employment. In no event may an optionee exercise his Option at any time when the Option would not be exercisable had the optionee remained an employee of the Company or when the termination is for cause. If prior to the expiration date of an Option, the optionee retires or resigns with the Company's consent, the Option may be exercised in the same manner as if the optionee had continued in the Company's employ; provided, however, that the Board may terminate, at any time prior to exercise, all unexercised Options if it determines that the retired or resigning optionee is engaged in any activity detrimental to the Company's interest. If an optionee dies at a time when he is entitled to exercise an Option, then at any time within one year after his death (or such further period as the Board may allow), such Option may be exercised, in whole or in part, by the optionee's executor or administrator or the person or persons to whom the Option is transferred by will or the applicable laws of descent and distribution. No Option can be exercised after the expiration of the Option period.

      The Board may grant Options under the Plan to eligible individuals on the basis of criteria that it feels are in the best interest of the Company and its subsidiaries. Further, the Board may impose such restrictions, conditions, terms and timing upon the granting of Options as it deems advisable for the Company. The Board may at any time discontinue granting Options under the Plan or amend the Plan or outstanding Options. No Options may be transferred by an optionee otherwise than by will or by the laws of descent and distribution, and during an optionee's lifetime an Option may be exercised only by the optionee.

      The Plan will be effective upon approval by the shareholders. If a quorum is established, approval of the Plan requires the affirmative vote of the majority of the votes cast by the shares that are entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE 1997 NONSTATUTORY STOCK OPTION PLAN

                SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

      Section 16(a) of the Exchange Act required ETSI officers and directors, and persons who own more than ten percent of a registered class of the ETSI's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish ETSI with copies of all Section 16(a) forms they file.

      Based solely on a review of the copies of such forms furnished to ETSI, the Company believes that during fiscal 1997 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                          PROPOSALS OF SHAREHOLDERS

      Proposals of shareholders intended to be presented at the Company's Fiscal 1999 Annual Meeting must be received by the President of ETSI at its office, 1401 Municipal Road, NW, Roanoke, VA 24012, no later than June 1, 1998, in order to be considered for inclusion in the Company's Proxy Statement relating to that meeting.

                                OTHER MATTERS

      The Board of Directors is not aware of any matter to be presented for action at the meeting other than the matters set forth herein. Should any other matters requiring a vote of shareholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgement in the interest of the Company.

                 AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

      ETSI has filed with the Securities and Exchange Commission its Annual Report on Form 10-K. Shareholders wishing to receive a copy of ETSI's 1997 Form 10-K may receive it without charge by writing ETS International, Inc., 1401 Municipal Road, NW, Roanoke, Virginia 24012-1309.

                                    BY ORDER OF THE BOARD OF DIRECTORS


                                    s/John C. Mycock
                                    John C. Mycock
                                    Secretary to the Board
                                    September 29, 1997

                                                                   Exhibit A

                           ETS INTERNATIONAL, INC.

                     1997 NONSTATUTORY STOCK OPTION PLAN

                                June 1, 1997

      1.    Purpose

      The purpose of this Nonstatutory Stock Option Plan (hereinafter referred to as the "1997 Nonstatutory Stock Option Plan"), is to provide a special incentive to selected individuals who have made significant contributions to the business and success of ETS INTERNATIONAL, INC. (hereinafter referred to as the "Company"). The 1997 Nonstatutory Stock Option Plan is designed to accomplish this purpose by offering such individuals options ("Options") to purchase shares of the common stock of the Company ("Shares") so that they will share in the Company's success.

      2.    Administration

      The 1997 Nonstatutory Stock Option Plan shall be administered by the board of directors of the Company or by an option committee to be established by the board of directors of the Company. If an option committee administers the 1997 Nonstatutory Stock Option Plan, it shall consist of three or more members, at least one of whom shall be neither an officer nor an employee of the Company. (The board of directors or an option committee shall be referred to as the "Board" herein.)

      The Board shall have authority, consistent with the 1997 Nonstatutory Stock Option Plan,

      (a)   to determine which individuals shall be granted Options;

      (b) to determine the time or times when Options shall be granted and the number of Shares to be subject to each Option;

      (c) to determine the exercise price of the Shares subject to each Option and the method of payment of such price;

      (d) to determine the time or times when each Option becomes exercisable and the duration of the exercise period, subject to the limitations contained in Paragraph 6(b);

      (e) to prescribe the form or forms of the instruments evidencing any Options granted under the 1997 Nonstatutory Stock Option Plan and of any other instruments required under the 1997 Nonstatutory Stock Option Plan and to change such forms from time to time;

      (f) to adopt, amend and rescind rules and regulations for the administration of the 1997 Nonstatutory Stock Option Plan and the Options and for its own acts and proceedings; and

      (g) to decide all questions and settle all controversies and disputes which may arise in connection with the 1997 Nonstatutory Stock Option Plan. All decisions, determinations and interpretations of the Board shall be binding on all parties concerned.

      3.    Participants

      The Participants in the 1997 Nonstatutory Stock Option Plan shall be employees, officers, directors, consultants of the Company or any other parties who have made a significant contribution to the business and success of the Company, as may be selected from time to time by the Board in its discretion. In any grant of Options after the initial grant, Participants who were previously granted Options or sold Shares under the 1997 Nonstatutory Stock Option Plan may be included or excluded.

      4.    Limitations

      No Option shall be granted under the 1997 Nonstatutory Stock Option Plan after December 31, 2002, but Options theretofore granted may extend beyond that date. To the extent that any Option granted under the 1997 Nonstatutory Stock Option Plan shall expire or terminate unexercised or for any reason become unexercisable as to any Shares subject thereto, such Shares shall thereafter be available for further grants under the 1997 Nonstatutory Stock Option Plan, within the limit specified above.

      5.    Shares to be Issued

      Shares to be issued under the 1997 Nonstatutory Stock Option Plan shall constitute an original issue of authorized Shares. The Board and the proper officers of the Company shall take any appropriate action required for such issuance. Subject to adjustment as provided in Section 8 of the 1997 Nonstatutory Stock Option Plan, the maximum number of Shares which may be issued under the 1997 Nonstatutory Stock Option Plan is two million (2,000,000) Shares.

      6.    Terms and Conditions of Options

      All Options granted under the 1997 Nonstatutory Stock Option Plan shall be subject to the following terms and conditions (except as provided in Section 7) and to such other terms and conditions as the Board shall determine to be appropriate to accomplish the purposes of the 1997 Nonstatutory Stock Option Plan:

      (a) Exercise price. The exercise price under each Option shall be determined by the Board and may be more, equal to or less than the then current market price of the Shares as the Board may deem to be appropriate; provided, however, that in the event the Board shall determine to grant an Option at less than 85% of the then current market price of the Shares, such Option shall not be granted by the option committee without the prior approval of the board of directors.

      (b) Period of Options. The period of an Option shall not exceed ten years from the date of grant.

      (c)   Exercise of Options.

            (i) Each Option shall be made exercisable at such time or times, whether or not in installments, as the Board shall prescribe at the time the Option is granted.

            (ii) A person electing to exercise an Option shall give written notice to the Company, as specified by the Board, of his election and of the number of Shares he has elected to purchase, such notice to be accompanied by such instruments or documents as may be required by the Board, and shall at the time of such exercise tender the purchase price of the Shares he has elected to purchase.

      (d) Payment for Issuance of Shares. Upon exercise of any Option granted hereunder, payment in full shall be made at the time of such exercise for all such Shares then being purchased.

            The Company shall not be obligated to accept requests to exercise an Option and/or to issue any Shares unless and until, in the opinion of the Company's counsel, all applicable laws and regulations have been complied with, nor, in the event the Shares at the time are listed upon any stock exchange, unless and until the Shares to be issued have been listed or authorized to be added to the list upon official notice of issuance upon such exchange, nor unless or until all other legal matters in connection with the issuance and delivery of Shares have been approved by the Company's counsel. Without limiting the generality of the foregoing, the Company may require from the Participant such investment representation or such agreement, if any, as counsel for the Company may consider necessary in order to comply with the Securities Act of 1933 as then in effect, and may require that the Participant agree that any sale of the Shares will be made only in such manner as is permitted by the Board and that a Participant will notify the Company when he/she intends to make any disposition of the Shares whether by sale, gift or otherwise. The Participant shall take any action reasonably requested by the Company in such connection. A Participant shall have the rights of a stockholder only as to Shares actually acquired by him/her under the 1997 Nonstatutory Stock Option Plan.

      (e) Transferability of Options. No Option may be transferred by the Participant otherwise than by will or by the laws of descent and distribution, and during the Participant's lifetime the Option may be exercised only by the Participant.

      (f) Termination of Employment. If the Participant is an employee and his/her employment terminates for any reason other than his/her death, the Participant may, unless discharged for cause, thereafter exercise his/her Option as provided below, but only to the extent the Participant was entitled to exercise the Option on the date when his/her employment terminated. If such termination of employment is voluntary on the part of the Participant, he/she may exercise his/her Option only within 30 days after the date of termination of employment (unless a longer period not in excess of three months is allowed by the Board). If such termination of employment is involuntary on the part of the Participant, he/she may exercise his/her Option only within three months after the date of termination of employment. In no event, however, may such Participant exercise his/her Option at a time when the Option would not be exercisable had the Participant remained an employee or when the termination was for cause. For purposes of this section (f), a Participant's employment shall not be considered terminated in the case of sick leave or other bona fide leave of absence approved by the Company or a subsidiary, or in the case of a transfer to the employment of a subsidiary or to the employment of the Company. Anything herein to the contrary notwithstanding, an Option may be exercised only to the extent exercisable on the date of termination of employment by death or otherwise.

      (g) Retirement or Resignation. If prior to the expiration date of a Participants' Option an optionee shall retire or resign with the Company's consent such Option may be exercised in the same manner as if the Optionee had continued in the Company's employ; provided, however, the Board may terminate, at any time prior to exercise, all unexercised Options if it shall determine that the retired or resigning optionee has engaged in any activity detrimental to the Company's interest.

      (h) Death. If a Participant dies at a time when he/she is entitled to exercise an Option, then at any time or times within one (1) year after his/her death (or such further period as the Board may allow) such Option may be exercised, as to all or any of the Shares which the Participant was entitled to purchase immediately prior to his/her death, by his/her executor or administrator or the person or persons to whom the Option is transferred by will or the applicable laws of descent and distribution, and except as so exercised such Option shall expire at the end of such period. In no event, however, may an Option be exercised after the expiration of the Option period.

      7.    Replacement Options

      The Company may grant Options under the 1997 Nonstatutory Stock Option Plan on terms differing from those provided for in Section 6 where such Options are granted in substitution for Options held by employees of other corporations who concurrently become employees of the Company or a subsidiary as the result of a merger, consolidation or other reorganization of the employing corporation with the Company or subsidiary, or the acquisition by the Company or a subsidiary of the business, property or stock of the employing corporation. The Board may direct that the substitute Options be granted on such terms and conditions as the Board considers appropriate in the circumstances.

      8.    Changes in Stock

      In the event of a stock dividend, stock split or recapitalization or merger in which the Company is the surviving corporation, or other similar capital change, the number and kind of shares of stock or securities of the Company to be subject to the 1997 Nonstatutory Stock Option Plan and to Options then outstanding or to be granted thereunder, the maximum number of Shares or securities which may be issued or sold under the 1997 Nonstatutory Stock Option Plan, the exercise price and other relevant provisions shall be appropriately adjusted by the Board of the Company, the determination of which shall be binding on all persons.

      9.    Employment Rights

      The adoption of the 1997 Nonstatutory Stock Option Plan or the granting of an Option does not confer upon any individual any right to employment or continued employment with the Company or a subsidiary, as the case may be, nor does it interfere in any way with the right of the Company or a subsidiary to terminate the employment of any of its employees at any time.

      10.   Amendment

      The Board may at any time discontinue granting Options under the 1997 Nonstatutory Stock Option Plan. The Board of the Company may at any time or times amend the 1997 Nonstatutory Stock Option Plan or amend any outstanding Option or Options for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which may at the time be permitted by law; provided, however, that, except to the extent required or permitted under Section 8, no such amendment shall void or diminish Options previously granted without the consent of the Participant, nor shall any amendment increase or accelerate the conditions and actions required for the exercise of an Option unless the Participant shall have been discharged from the Company's employment for cause.

                                          Adopted by the Board of Directors
                                          on June 1, 1997

                                    PROXY
                 FISCAL 1998 ANNUAL MEETING OF SHAREHOLDERS
                           ETS INTERNATIONAL, INC.
              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                             OF THE CORPORATION

      The undersigned Shareholder of ETS International, Inc., Roanoke, Virginia, having received the Notice dated September 29, 1997, of the Fiscal 1998 Annual Meeting of Shareholders, hereby nominates, constitutes, appoints and authorizes David F. Tompkins and Elizabeth H. Wirt, and each of them with full power to act alone, as proxies with full power of substitution, for me and in my name, place and stead, to vote all the common stock of said corporation standing in my name on its books on September 29, 1997, at the Fiscal 1998 Annual Meeting of Shareholders to be held at the ETSI headquarters, 1401 Municipal Road, NW, Roanoke, Virginia 24012, at 10:00 a.m., Friday, October 24, 1997, or at any adjournments thereof, with all the power the undersigned would possess if personally present, as follows:

      1. The election of the eight (8) nominees for directors listed in the Proxy Statement dated September 29, 1997, for terms of one year each and until their successors are elected and qualify. CUMULATIVE VOTING IS NOT PERMITTED.

      IF YOU WISH YOUR VOTES TO BE CAST FOR ALL OF THE EIGHT (8) PERSONS LISTED BELOW, PLACE AN "X" IN THIS BOX [ ].

      IF YOU DO NOT WISH TO VOTE FOR ALL OF THE CANDIDATES, LINE OUT THE NAMES OF PERSONS FOR WHOM YOU DO NOT CHOOSE TO VOTE:

                                 DIRECTORS:

                               John D. McKenna
                               John C. Mycock
                              Coleman S. Lyttle
                               Navin D. Sheth
                              David F. Tompkins
                              Thomas W. Marmon
                                Lee A. Raver
                               Arthur B. Nunn

      2. Approval of the appointment of KPMG Peat Marwick LLP as independent auditors for fiscal year 1998.
                  FOR  [ ]    AGAINST  [ ]     ABSTAIN  [ ]

      3.    Approval of the 1997 Nonstatutory Stock Option Plan.
                  FOR  [ ]    AGAINST  [ ]     ABSTAIN  [ ]

      4. Upon such other business as may be brought before the meeting or any adjournments thereof.

      THIS PROXY CONFERS AUTHORITY TO VOTE FOR ALL OF THE PERSONS LISTED EVEN THOUGH THE BLOCK IN ITEM 1 IS NOT MARKED UNLESS THE NAMES OF ONE OR MORE CANDIDATES ARE LINED OUT. THIS PROXY WILL BE VOTED "FOR" ITEMS 1, 2, AND 3 ABOVE UNLESS "AGAINST" OR "ABSTAIN" IS INDICATED. IF ANY OTHER BUSINESS IS PRESENTED AT SAID MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF MANAGEMENT.

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND THE COST OF SAME IS BORNE BY THE CORPORATION. THIS PROXY MAY BE REVOKED BY WRITING THE SECRETARY TO THE BOARD, ETS INTERNATIONAL, INC., 1401 MUNICIPAL ROAD, ROANOKE, VIRGINIA 24012-1309, OR IN PERSON AT THE FISCAL 1998 ANNUAL MEETING OF SHAREHOLDERS, AT ANY TIME PRIOR TO ITS EXERCISE.

Date:
      ------------------------------------
Name:
      ------------------------------------
      Beneficial Shareholder (Please Print)

Address:
            ------------------------------

            ------------------------------


Signature(s)                              (SEAL)
            ----------------------------------

                                          (SEAL)
            ----------------------------------
            (All Shareholders must sign)

NUMBER OF SHARES VOTING
                        ---------

IF SHARES ARE NOT REGISTERED IN YOUR NAME, PLEASE GIVE THE NAME AND ADDRESS OF WHOM THEY ARE REGISTERED IN.

      ---------------------------------------

      ---------------------------------------

      ---------------------------------------
      (This must be completed if applicable)

      Please date, fill in your complete name and address and sign above exactly as your name or names appear hereon, and return this proxy promptly in the enclosed envelope. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If there is more than one fiduciary, all should sign. All joint owners must sign.